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                                                              SEC FILE NUMBER
                                                                 0-22534-LA
                                                               CUSIP NUMBER
                                                                612570 10 1


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING





(Check One):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X] Form 10-Q [ ] Form N-SAR
            [ ]Form N-CSAR

                        For Period Ended: March 27, 2005
                                          --------------

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
           For the Transition Period Ended:
                                           -------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I REGISTRANT INFORMATION

                          Monterey Gourmet Foods, Inc.
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Full Name of Registrant

                                       N/A
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Former Name if Applicable

                               1528 Moffett Street
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Address of Principal Executive Office (Street and Number)

                                Salinas, CA 93905
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City, State and Zip Code

PART II  RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |  (a) The reasons described in reasonable detail in Part III of this
        |  form could not be eliminated without unreasonable effort or expense;
        |
 [X] | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be | filed on or before the fifteenth calendar day following the
        |  prescribed due date; or the subject quarterly report or transition
        | report on Form 10-Q,or portion thereof will be filed on or before the | fifth calendar day following the prescribed due date; and
        |
        |  (c) The accountant's statement or other exhibit required by Rule
        |  12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSAR or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra sheets if needed)

The Company has experienced delays in completing the preparation of its financial statements for the quarterly period ended March 27, 2005. These delays are related to the acquisition of Casual Gourmet Foods, Inc. and the related integration of accounting functions that occurred during the quarterly period ended March 27, 2005. Accordingly, the Company is unable to file its Report on Form 10-Q for the quarterly period ended March 27, 2005 within the prescribed time period without unreasonable effort or expense.


PART IV  OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

      Scott Wheeler                  (831)                    753-6262
 -----------------------       -----------------      ------------------------
         (Name)                   (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                    [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.

             -------------------------------------------------------

                          Monterey Gourmet Foods, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 11, 2005                  By: /s/ SCOTT WHEELER
                                        --------------------------------------
                                        Scott Wheeler, Chief Financial Officer